Exhibit 3.24

Operating Agreement

of

RCSH MILLWORK, LLC,

a Florida limited liability company

TABLE OF CONTENTS

Section I. Defined Terms	1

Section II. Formation and Name; Office; Purpose; Term	2

Section III. Capital; Capital Accounts	3

Section IV. Profit, Loss, and Distributions	3

Section V. Management: Rights, Powers, and Duties	4

Section VI. Transfer of Interests and Withdrawal of Member	4

Section VII. Dissolution, Liquidation, and Termination of the Company	5

Section VIII. Books, Records, Accounting, and Tax Elections	5

Section IX. General Provisions	5

Exhibit A	7

ii

Operating Agreement

This Operating Agreement (the “Agreement”) is created this 27th day of July, 2007, by RCSH Operations, LLC, a Florida limited liability company (the “Member”).

Explanatory Statement

The Member has organized and operated a limited liability company in accordance with the terms of, and subject to the conditions set forth in the articles of organization and this Agreement.

Section I

Defined Terms

The following capitalized terms shall have the meanings specified in this Section I. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Florida Limited Liability Company Act, as amended from time to time.

“Agreement” means this Agreement, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, (the “Code”) or any corresponding provision of any succeeding law.

“Company” means the limited liability company organized in accordance with this Agreement.

“Interest” means a Person’s share of the Profits and Losses of, and the right to receive distributions from, the Company.

“Interest Holder” means any Person who holds an Interest, whether as a Member or as an unadmitted assignee of a Member.

“Involuntary Withdrawal” means, the occurrence of any of the following events:

(i)	The Member makes an assignment for the benefit of creditors;

(ii)	The Member files a voluntary petition of bankruptcy;

(iii)	The Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

“Member” means the Person signing this Agreement and any Person who subsequently is admitted as a member of the Company.

“Membership Rights” means all of the rights of a Member in the Company, including a Member’s: (i) Interest; (ii) right to inspect the Company’s books and records; (iii) right to participate in the management of and vote on matters coming before the Company; and (iv) unless this Agreement or the Articles of Organization provide to the contrary, right to act as an agent of the Company.

“Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

“Positive Capital Account” means a Capital Account with a balance greater than zero.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income or loss determined in accordance with the Code.

“Treasury Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Department of State” means the Florida Department of State.

“Successor” means all Persons to whom all or any part of an Interest is transferred either because of (i) the sale or gift by Member of all or any part of its Interest, (ii) an assignment of Member’s Interest due to Member’s Involuntary Withdrawal, or (iii) because Member dies and the Persons are Member’s personal representatives, heirs, or legatees.

“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

“Withdrawal” means a Member’s dissociation from the Company by any means.

Section II

Formation and Name; Office; Purpose; Term

2.1. Organization. The Member hereby organizes a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, have caused Articles of Organization to be prepared, executed and filed with the Department of State on Florida.

2.2. Name of the Company. The name of the Company shall be “RCSH Millwork, LLC” The Company may do business under that name and under any other name or names upon which Member may, in its sole discretion, determine. If the Company does business under a name other than that set forth in its Articles of Organization, then the Company shall file a fictitious name registration as required by law.

2.3. Purpose. Company is organized to perform any and all lawful business and other related functions that enable it to do all things necessary, convenient, or incidental to that purpose.

2.4. Term. The term of the Company began upon the acceptance of the Articles of Organization by the Department of State and its duration shall be perpetual, unless its existence is sooner terminated pursuant to Section VII of this Agreement.

2.5. Principal Office. The principal office of the Company shall be located at 500 International Parkway, Suite 100, Heathrow, Florida, or at any other place which Member, in its sole discretion, determines.

2.6. Registered Agent/Registered Office. The name and street address of the Company’s registered agent and registered office in the State of Florida shall be Thomas E. O’Keefe, General Counsel, 500 International Parkway, Suite 100, Heathrow, Florida 32746.

2.7. Member. The name, present mailing address, and Percentage interest of the sole Member is set forth on Exhibit A.

Section III

Capital; Capital Accounts

3.1. Initial Capital Contributions. Upon the execution of this Agreement, Member shall contribute to the Company the cash and property set forth on Exhibit A.

3.2. No Other Capital Contributions Required. Member shall not be required to contribute any additional capital to the Company, and except as set forth in the Act, no Member shall have any personal liability for any obligations of the Company.

3.3. Loans. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.

3.4. Capital Accounts. A capital account shall be maintained by the Company for the Member.

Section IV

Profit, Loss, and Distributions

4.1. Distributions of Cash Flow. Cash Flow for each taxable year of the Company shall be distributed to Member no later than seventy-five (75) days after the end of the taxable year.

4.2. Allocation of Profit or Loss. All Profit or Loss shall be allocated to Member.

4.3. Liquidation and Dissolution. If the Company is liquidated, the assets of the Company shall be distributed to Member or to a Successor or Successors.

Section V

Management: Rights, Powers, and Duties

5.1. Management. The Company shall be managed by its Member. All key business decisions impacting and/or relating to the Company’s operations and business developments shall be made by the Member. All decisions made by the Member concerning company business opportunities and its daily operations must be communicated and ultimately approved (either directly or by apparent authority granted by delegation to it) by the Board of Directors of Ruth’s Chris Steak House, Inc. All key business decisions, as defined below, are to be documented in the form of company meeting minutes or unanimous written consent.

5.2. Personal Services. Member shall not be required to perform services for the Company solely by virtue of being a Member.

5.3. Key Business Decisions. Key Business Decisions shall mean any decisions or actions taken by the Management, referred to above in Paragraph 5.1, concerning business opportunities, business development, and ongoing operations involving execution of contracts with third parties and disposing of company funds in addition to other activities.

5.4. Employment. The relationship of management personnel with respect to the company may be evidenced by an executed employment agreement or Officer/Director arrangement to be executed subsequent to the signing of this instrument by such personnel and the company shall be governed by applicable Florida law.

5.5. Liability and Indemnification.

5.5.1. The Member shall not be liable, responsible, or accountable, in damages or otherwise, to the Company for any act performed by it with respect to Company matters, except for fraud.

5.5.2. The Company shall indemnify Member for any act performed by it with respect to Company matters, except for fraud.

Section VI

Transfer of Interests and Withdrawals of Members

6.1. Transfers.

6.1.1. Transfers by Member. Member may Transfer all, or any portion of, its interest or rights in, its Membership Rights to one or more Successors.

6.2. Transfer to a Successor. In the event of any Transfer of all or any part of Member’s Interest to a Successor, the Successor shall thereupon become a Member and the Company shall be continued.

Section VII

Dissolution, Liquidation, and Termination of the Company

7.1. Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

7.1.1. if the Member determines to dissolve the Company.

7.2. Procedure for Winding Up and Dissolution. If the Company is dissolved, the affairs of the Company shall be wound up. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company in satisfaction of the liabilities of the Company, and then to the Person(s) who is/are the Member(s) of the Company in proportion to its/their Interests.

7.3. Filing of Articles of Dissolution. If the Company is dissolved, Articles of Dissolution shall be promptly filed with the Department of State. If there are no remaining Members, the Articles of Dissolution shall be filed by the last Person to be a Member; if there are no remaining Members, nor a Person who last was a Member, the Articles shall be filed by the legal or personal representatives of the Person who last was a Member.

Section VIII

Books, Records, Accounting, and Tax Elections

8.1. Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The Member shall unanimously determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.2. Books and Records. The Member shall not be required to keep or cause to be kept complete and accurate books and records of the Company nor supporting documentation of the transactions with respect to the conduct of the Company’s business. The books and records, if any, shall be maintained in accordance with sound accounting principles and practices. The method of accounting chosen by this company shall be the cash method.

8.3. Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be the calendar year, subject to the requirements and limitations of the Code and the Company shall be taxed as a disregarded entity (branch) of its owner.

Section IX

General Provisions

9.1. Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Florida.

9.2. Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Operating Agreement or the intent of the provisions hereof.

9.3. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

9.4. Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Operating Agreement which are valid.

IN WITNESS WHEREOF, the Member has executed this Agreement under seal, as of the date set forth hereinabove.

MEMBER:

RCSH Operations, LLC, a Louisiana limited liability company

By:	Ruth’s Chris Steak House, Inc., a Delaware
corporation

By:
Thomas E. O’Keefe, Senior Vice President

Exhibit A

Member Name/Address	Percentage Interest in Common Voting Units
RCSH Operations, LLC 500 International Parkway, Suite 100 Heathrow, Florida, 32746	100%

Total	100%